Ramaco Resources, Inc. Reports Fourth Quarter 2020 Financial Results

Company Release – February 18, 2021

●	As noted this past Wednesday, our Board of Directors has approved the completion of the Berwind slope, as well as the new Big Creek surface mine at the Knox Creek complex. At full production, these two mines are expected to produce almost one million tons per year of additional low-vol and mid-vol production.
●	The Company ended 2020 in a solid liquidity position, with $22.0 million of liquidity, roughly the same level of liquidity as year-end 2019.
●	2020 Net loss was $4.9 million (EPS loss of $0.12), while adjusted EBITDA was $18.5 million for the full-year 2020. Adjusted EBITDA for 2020 was negatively affected by roughly $6.4 million, caused by the force majeure of over 200,000 tons scheduled to be shipped domestically and subsequently resold into a lower priced spot market.
●	Total Company Produced Sales of 515,000 tons for the fourth quarter 2020 were a quarterly record. Export coal sales (including to Canada) of over 300,000 tons were also a quarterly record.

LEXINGTON, KY – (PR NEWSWIRE) – Ramaco Resources, Inc. (NASDAQ: METC) (“Ramaco Resources” or the “Company”) today reported a quarterly net loss of $4.7 million, or $0.11 per diluted share for the three months ended December 31, 2020, as compared to net income of $1.9 million or $0.05 per diluted share for the three months ended December 31, 2019.

The Company’s adjusted earnings before interest, taxes, depreciation, amortization and equity-based compensation expenses (“Adjusted EBITDA”) was ($1.4) million for the three months ended December 31, 2020, and $18.5 million for the year ended 2020, as compared with $9.0 million of Adjusted EBITDA for the three months ended December 31, 2019 and $55.4 million for the year ended 2019. The Company for calendar 2020 had a net loss of $4.9 million, and net income of $24.9 million for the year ended 2019.

Key operational and financial metrics are presented below:

Key Metrics
	4Q20	3Q20	Change	4Q19	Change	2020	2019	Change
Sales of Company Produced Tons ('000)	515	430	20%	420	23%	1,723	1,872	(8)%
Revenue ($mm)	$51.1	$39.5	30%	$45.6	12%	$168.9	$230.2	(27)%
Cost of Sales ($mm)	$48.7	$35.7	37%	$33.3	47%	$145.5	$162.5	(10)%
Pricing of Company Produced ($/Ton)	$80	$78	3%	$104	(23)%	$85	$109	(22)%
Cash Cost of Sales - Company Produced ($/Ton)	$76	$69	10%	$74	3%	$72	$73	(1)%
Cash Margins on Company Produced ($/Ton)	$4	$9	(56)%	$30	(87)%	$13	$36	(64)%
Net Income (Loss) ($mm)	$(4.7)	$(4.8)	(1)%	$1.9	(351)%	$(4.9)	$24.9	(120)%
Adjusted EBITDA ($mm)	$(1.4)	$0.6	(321)%	$9.0	(116)%	$18.5	$55.4	(67)%
Capex ($mm)	$4.2	$2.5	68%	$11.7	(64)%	$24.8	$45.7	(46)%
Diluted Earnings (Loss) per Share	$(0.11)	$(0.11)	0%	$0.05	(320)%	$(0.12)	$0.61	(120)%

Fourth Quarter 2020 Summary

Year over Year Quarterly Comparison

Overall sales of Company produced tons in the fourth quarter of 2020 were 515,000 tons, up from 420,000 tons in the fourth quarter of 2019. Cash margins on Company produced coal were $4 per ton in the fourth quarter of 2020, down 87% from the same period of 2019, primarily due to lower realized pricing, attributable to large declines on the various metallurgical coal indices.

Sequential Quarter Comparison

Overall sales volumes of 515,000 Company produced tons in the fourth quarter of 2020 were up 20% from the third quarter of 2020. The improvement was the result of increased spot sales into primarily export markets completed during the fourth quarter. However, as previously disclosed, in the second quarter of 2020 we received force majeure notices from two customers for cancellation of orders for over 200,000 tons. The majority of these tons were resold into the spot market in the fourth quarter of 2020 at lower than originally contracted prices, which negatively affected our margins due to weak metallurgical coal indices in the period.

Our cash margins on Company produced coal declined 56% in the fourth quarter of 2020 from the third quarter of 2020. This decline was caused primarily by higher costs at our Elk Creek operations. Overall Company cash costs per ton sold on produced coal were $76 per ton in the fourth quarter of 2020, compared to $69 per ton in the third quarter of 2020. Cash costs on Company produced coal at Elk Creek were $76 per ton sold in the fourth quarter of 2020 compared to $67 per ton in the third quarter of 2020. There were a number of unique non-recurring circumstances at Elk Creek in the fourth quarter. Our 2Gas mine ran into sandstone intrusions, and our Stonecoal mine had two roof falls, both negatively impacting operations. When combined with a one-time inventory revaluation of roughly 35,000 tons, and COVID-19 related cost increases, these events accounted for the cost increase at Elk Creek in the fourth quarter of 2020 compared to the third quarter of 2020. We do not anticipate these issues to persist in 2021.

Other income was $0.5 million in the fourth quarter of 2020, as compared to $1.7 million mostly from PPP related income in the third quarter of 2020. On April 20, 2020, we received $8.4 million in loan proceeds from the SBA Paycheck Protection Program (PPP). Based upon receipt of this funding, in late April we elected to recall 182 workers at our Elk Creek complex who had been furloughed in part of March and April. In the second and third quarters of 2020 collectively, we used the PPP proceeds for eligible payroll and other expenses totaling $8.4 million. We have applied for forgiveness with the SBA through KeyBank. Our forgiveness request has been approved in full by KeyBank, and a decision by the SBA is expected within the next two months.

Additional Financial Results

At December 31, 2020, the Company had liquidity of $22.0 million, consisting of $5.3 million of cash on hand plus $16.7 million of availability under its revolving credit facility. At December 31, 2020, the Company had net debt of $12.2 million. In the fourth quarter of 2020, we had a number of shipments moved to later dates due to customer-related issues, some of which were moved into 2021, negatively impacting year-end 2020 liquidity. All anticipated December 2020 shipments now have been shipped. As of January 31, 2021, we had no borrowings under our $30.0 million revolving credit facility for the first time since late 2018.

Capital expenditures for 2020 totaled $24.8 million, and decreased by 46% as compared to $45.7 million for the year ended 2019. Fourth quarter 2020 capital expenditures were $4.2 million. Second half 2020 capital expenditures were $6.7 million, which were 27% of the full-year 2020 total. Second half capital expenditures were mainly limited to maintenance capital requirements, given the Company’s previously announced pause in most growth capital. As disclosed last quarter, we began development spend at the company’s low volatile Triad Mine in the fourth quarter of 2020, and have largely completed development under the announced $1.5 million budget. We produced first coal from Triad in January 2021.

The Company’s effective tax rate for 2020 was approximately 20%, excluding a $1.8 million income tax benefit associated with the recognition of other income for the anticipated PPP Loan forgiveness. Actual cash taxes paid in 2020 were less than $20,000. Ramaco also expects to continue to pay minimal taxes for the foreseeable future due to tax loss carryforwards.

The following summarizes key sales, production and financial metrics for the periods noted:

	Three months ended			Years ended December 31,
	December 31,	September 30,	December 31,
In thousands, except per ton amounts	2020	2020	2019	2020	2019

Sales Volume
Company	515	430	420	1,723	1,872
Purchased	26	—	—	26	78
Total	541	430	420	1,749	1,950

Company Production
Elk Creek Mining Complex	376	383	400	1,548	1,669
Berwind Development Deep Mine	15	14	47	147	186
Total	391	397	447	1,695	1,855

Company Financial Metrics (a)
Average revenue per ton	$80	$78	$104	$85	$109
Average cash costs of coal sold	76	69	74	72	73
Average cash margin per ton	$4	$9	$30	$13	$36

Elk Creek Financial Metrics (a)
Average revenue per ton	$79	$77	$102	$84	$108
Average cash costs of coal sold	76	67	66	70	67
Average cash margin per ton	$3	$10	$36	$14	$41

Purchased Coal Financial Metrics (a)
Average revenue per ton	$62	$—	$—	$62	$127
Average cash costs of coal sold	62	—	—	62	114
Average cash margin per ton	$—	$—	$—	$—	$13

Capital Expenditures	$4,238	$2,496	$11,679	$24,753	$45,722

(a)	Excludes transportation.

Outlook and Comment

Randall Atkins, Ramaco Resources’ Chairman and Chief Executive Officer remarked, “While 2020 is a year that none of us want to repeat, I am incredibly proud of what Ramaco managed to safely accomplish in the middle of an unprecedented global pandemic. We are perhaps the only public coal company that ended the year with roughly the same level of liquidity compared to where we started, without either diluting our equity or pledging our mining operations against secured debt. Given the Company’s solid liquidity position, and better visibility into the improving world metallurgical coal markets, the Board of Directors earlier this week authorized us to resume our balanced production growth and its related capital spending. To that end, the Board approved the completion of the low-vol Berwind slope, as well as starting the new mid-vol Big Creek surface mine at the Knox Creek complex. As we noted on Wednesday, we will spend approximately $18 million over two years on these properties. At full production, these two mines are expected to produce almost one million new tons per year and increase our overall capacity by roughly 50%, to approximately 3 million tons of low-cost production. The mines will have a material positive impact on our future earning capacity. They will also provide additional near-term tonnage in 2021 to sell into these strengthening markets.

This should provide us with up to 2.4 million tons of production this year and increase into 2022 and 2023 as Berwind fully ramps up.”

Atkins continued, “When we made the decision to pause our growth capital spending early in the second quarter of 2020, we had just received force majeure notices from our two largest customers, and major uncertainty existed in the market. Though these force majeure notices ultimately cost Ramaco over $6 million in 2020 EBITDA, we are seeing a much different response out of our customers today. Earlier this month, U.S. hot rolled coil steel prices hit above $1,200 per ton for the first time on record. At the same time, as of January 31, U.S. steel service centers had their second lowest months of supply on hand over the past 40 years. Simply put, the same customers who caused us disruption in 2020 are now seeking more tons, at materially higher pricing than just a few months ago.”

Atkins finished, “From a macro perspective, we are excited about the market prospects for our commodity. U.S. metallurgical coal indices are up well over 50% above their 2020 COVID-induced lows, while steel prices are near all-time highs. Governments around the world are increasing money supply at the fastest rates ever seen, on the back of massive proposed global fiscal stimulus packages aimed at consumption and infrastructure. We believe this macro environment provides extremely positive and unique market conditions for both near and medium-term growth in metallurgical coal demand. These positive macro trends have now directly translated into much stronger fixed price and index-based sales booked in early 2021. This strengthening demand landscape is dramatically contrasted against very negative supply-constraining conditions. To name but a few would include challenges in securing coal-related financing, ESG issues, regulatory and permitting challenges, and the thermal coal overhang in ARO and related legacy liabilities which impact many of our peers. In summary, I am proud that we managed to endure an unprecedented 2020, emerging with perhaps a few battle scars, but a lot of lessons learned. We now look forward to the imminent resumption of Ramaco’s originally projected growth trajectory to over 4 million tons of production in a strengthening market and the prospect of generating meaningful free cash flow.”

2021 Guidance

(In thousands, except per ton amounts)

	2021 Guidance	2020 Actuals

Company Production
Elk Creek	1,750 - 2,050	1,548
Triad	75 - 175	—
Berwind	25 - 75	147
Big Creek	50 - 100	—
Total	1,900 - 2,400	1,695

Sales Mix (a)
Metallurgical	1,875 - 2,325	1,749
Steam	25 - 75	—
Total	1,900 - 2,400	1,749

Cost Per Ton
Elk Creek	$63 - 68	$70

Other
Capital Expenditures	$25,000 - 30,000	$24,753
Selling, general and administrative expense (b)	$14,000 - 16,000	$16,883
Depreciation and amortization expense	$24,000 - 28,000	$20,912
Interest expense, net	$1,000 - 2,000	$1,224
Cash taxes	$0 - 25	$19
Effective tax rate (c)	15 - 20%	20%

(a)	2021 guidance assumes no purchased coal.
(b)	Excluding stock-based compensation.
(c)	Excluding benefit associated with the recognition of other income for the anticipated PPP Loan forgiveness.

Committed 2021 Sales Volume (a)

(In millions, except per ton amounts)

	Volume	Average Price
North America, fixed priced	1.3	$84
Seaborne, fixed priced	0.0	$—
Total, fixed priced	1.3	$84
Indexed priced	0.4
Total committed tons	1.7

(a)	Amounts as of Dec. 31, 2020 and include no purchased coal. Totals may not add due to rounding.

About Ramaco Resources, Inc.

Ramaco Resources, Inc. is an operator and developer of high-quality, low-cost metallurgical coal in southern West Virginia, southwestern Virginia and southwestern Pennsylvania. Its executive offices are in Lexington, Kentucky, with operational offices in Charleston, West Virginia. The Company has five active mines within two mining complexes at this time.

News and additional information about Ramaco Resources, including filings with the Securities and Exchange Commission, are available at http://www.ramacoresources.com. For more information, contact investor relations at (859) 244-7455.

Earnings Conference Call

Ramaco Resources will hold its quarterly conference call and webcast at 9:00 AM Eastern Time (ET) on Friday, February 19, 2021. An accompanying slide deck will be available at https://www.ramacoresources.com/investors-center/events-calendar/ immediately before the conference call.

The conference call can be accessed by calling (844) 852-8392 domestically or (703) 639-1226 internationally. The webcast for this release will be accessible by visiting https://edge.media-server.com/mmc/p/fvicfane.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Ramaco Resources’ expectations or beliefs concerning guidance, future events, anticipated revenue, costs and expectations regarding operating results, and it is possible that the results described in this news release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ramaco Resources’ control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. These factors include, without limitation, risks related to the impact of the COVID-19 global pandemic, unexpected delays in our current mine development activities, failure of our sales commitment counterparties to perform, increased government regulation of coal in the United States or internationally, or further decline of demand for coal in export markets and underperformance of the railroads. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Ramaco Resources does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Ramaco Resources to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in Ramaco Resources’ filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The risk factors and other factors noted in Ramaco Resources’ SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement.

Ramaco Resources, Inc.
Consolidated Statements of Operations

	Three months ended December 31,		Years ended December 31,
In thousands, except per share amounts	2020	2019	2020	2019

Revenue	$51,146	$45,612	$168,915	$230,213

Costs and expenses
Cost of sales (exclusive of items shown separately below)	48,746	33,262	145,503	162,470
Asset retirement obligation accretion	143	128	570	511
Depreciation and amortization	5,310	5,229	20,912	19,521
Selling, general and administrative	5,301	5,052	21,023	18,179
Total costs and expenses	59,500	43,671	188,008	200,681
Operating income (loss)	(8,354)	1,941	(19,093)	29,532
Other income	470	694	11,926	1,758
Interest expense, net	(309)	(242)	(1,224)	(1,193)
Income (loss) before tax	(8,193)	2,393	(8,391)	30,097
Income tax expense (benefit)	(3,447)	505	(3,484)	5,163
Net income (loss)	$(4,746)	$1,888	$(4,907)	$24,934

Earnings (loss) per common share
Basic earnings per share	$(0.11)	$0.05	$(0.12)	$0.61
Diluted earnings per share	$(0.11)	$0.05	$(0.12)	$0.61

Basic weighted average shares outstanding	42,717	40,939	42,460	40,838
Diluted weighted average shares outstanding	42,717	40,939	42,460	40,838

Ramaco Resources, Inc.

Consolidated Balance Sheets

In thousands, except share amounts	December 31, 2020	December 31, 2019

Assets
Current assets
Cash and cash equivalents	$5,300	$5,532
Accounts receivable	20,299	19,256
Inventories	11,947	15,261
Prepaid expenses and other	4,953	4,274
Total current assets	42,499	44,323

Property, plant and equipment, net	180,455	178,202
Advanced coal royalties	4,784	3,271
Other assets	885	1,017
Total Assets	$228,623	$226,813

Liabilities and Stockholders' Equity
Liabilities
Current liabilities
Accounts payable	$11,742	$10,663
Accrued expenses	11,591	11,740
Asset retirement obligations	46	19
Current portion of long-term debt	4,872	3,333
Other current liabilities	862	656
Total current liabilities	29,113	26,411

Asset retirement obligations	15,110	14,586
Long-term debt, net	12,578	9,614
Deferred tax	1,762	5,265
Other long-term liabilities	965	854
Total liabilities	59,528	56,730

Commitments and contingencies	—	—

Stockholders' Equity
Preferred stock, $0.01 par value	—	—
Common stock, $0.01 par value	427	410
Additional paid-in capital	158,859	154,957
Retained earnings	9,809	14,716
Total stockholders' equity	169,095	170,083
Total Liabilities and Stockholders' Equity	$228,623	$226,813

Ramaco Resources, Inc.

Statement of Cash Flows

	Years ended December 31,
In thousands	2020	2019
Cash flows from operating activities
Net income (loss)	$(4,907)	$24,934
Adjustments to reconcile net income (loss) to net cash from operating activities:
Accretion of asset retirement obligations	570	511
Depreciation and amortization	20,912	19,521
Amortization of debt issuance costs	58	58
Stock-based compensation	4,140	4,060
Other income - PPP Loan	(8,444)	—
Deferred income taxes	(3,503)	5,156
Changes in operating assets and liabilities:
Accounts receivable	(1,043)	(8,527)
Prepaid expenses and other current assets	986	723
Inventories	3,314	(1,076)
Other assets and liabilities	(1,270)	689
Accounts payable	2,753	(7,313)
Accrued expenses	(254)	3,646
Net cash from operating activities	13,312	42,382

Cash flow from investing activities:
Purchases of property, plant and equipment	(24,753)	(45,722)

Cash flows from financing activities
Proceeds from PPP Loan	8,444	—
Proceeds from borrowings	50,043	73,750
Repayment of borrowings	(45,598)	(70,335)
Repayments of financed insurance payable	(1,382)	(570)
Restricted stock surrendered for withholding taxes payable	(221)	(20)
Net cash from financing activities	11,286	2,825

Net change in cash and cash equivalents and restricted cash	(155)	(515)
Cash and cash equivalents and restricted cash, beginning of period	6,865	7,380
Cash and cash equivalents and restricted cash, end of period	$6,710	$6,865

Reconciliation of Non-GAAP Measure

Adjusted EBITDA

Adjusted EBITDA is used as a supplemental non-GAAP financial measure by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. We believe Adjusted EBITDA is useful because it allows us to more effectively evaluate our operating performance.

We define Adjusted EBITDA as net income plus net interest expense, equity-based compensation, depreciation and amortization expenses and any transaction related costs. Its most comparable GAAP measure is net income. A reconciliation of net income to Adjusted EBITDA is included below. Adjusted EBITDA is not intended to serve as an alternative to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

	Three months ended December 31,		Years ended December 31,
(In thousands)	2020	2019	2020	2019

Reconciliation of Net Income to Adjusted EBITDA
Net income (loss)	$(4,746)	$1,888	$(4,907)	$24,934
Depreciation and amortization	5,310	5,229	20,912	19,521
Interest expense, net	309	242	1,224	1,193
Income taxes	(3,447)	505	(3,484)	5,163
EBITDA	(2,574)	7,864	13,745	50,811
Stock-based compensation	1,021	1,003	4,140	4,060
Accretion of asset retirement obligation	143	128	570	511
Adjusted EBITDA	$(1,410)	$8,995	$18,455	$55,382

Non-GAAP revenue and cash cost per ton

Non-GAAP revenue per ton (FOB mine) is calculated as coal sales revenue less transportation costs, divided by tons sold. Non-GAAP cash cost per ton sold is calculated as cash cost of coal sales less transportation costs, divided by tons sold. We believe revenue per ton (FOB mine) and cash cost per ton provides useful information to investors as these enable investors to compare revenue per ton and cash cost per ton for the Company against similar measures made by other publicly-traded coal companies and more effectively monitor changes in coal prices and costs from period to period excluding the impact of transportation costs which are beyond our control. The adjustments made to arrive at these measures are significant in understanding and assessing the Company’s financial condition. Revenue per ton sold (FOB mine) and cash cost per ton are not measures of financial performance in accordance with U.S. GAAP and therefore should not be considered as an alternative to revenue and cost of sales under U.S. GAAP. The tables below show how we calculate non-GAAP revenue and cash cost per ton:

Non-GAAP revenue per ton

	Three months ended December 31, 2020			Three months ended December 31, 2019
	Company	Purchased		Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total	Produced	Coal	Total

Revenue	$48,719	$2,427	$51,146	$45,612	$—	$45,612
Less: Adjustments to reconcile to Non-GAAP revenue (FOB mine)
Transportation costs	(7,393)	(811)	(8,204)	(2,155)	—	(2,155)
Non-GAAP revenue (FOB mine)	$41,326	$1,616	$42,942	$43,457	$—	$43,457
Tons sold	515	26	541	420	—	420
Revenue per ton sold (FOB mine)	$80	$62	$79	$104	$—	$104

	Three months ended September 30, 2020
	Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total

Revenue	$39,459	$—	$39,459
Less: Adjustments to reconcile to Non-GAAP revenue (FOB mine)
Transportation costs	(6,049)	—	(6,049)
Non-GAAP revenue (FOB mine)	$33,410	$—	$33,410
Tons sold	430	—	430
Revenue per ton sold (FOB mine)	$78	$—	$78

	Year ended December 31, 2020			Year ended December 31, 2019
	Company	Purchased		Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total	Produced	Coal	Total

Revenue	$166,488	$2,427	$168,915	$219,911	$10,302	$230,213
Less: Adjustments to reconcile to Non-GAAP revenue (FOB mine)
Transportation costs	(20,000)	(811)	(20,811)	(16,253)	(424)	(16,677)
Non-GAAP revenue (FOB mine)	$146,488	$1,616	$148,104	$203,658	$9,878	$213,536
Tons sold	1,723	26	1,749	1,872	78	1,950
Revenue per ton sold (FOB mine)	$85	$62	$85	$109	$127	$110

Non-GAAP cash cost per ton

	Three months ended December 31, 2020			Three months ended December 31, 2019
	Company	Purchased		Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total	Produced	Coal	Total

Cost of sales	$46,307	$2,439	$48,746	$33,262	$—	$33,262
Less: Adjustments to reconcile to Non-GAAP cash cost of sales
Transportation costs	(7,351)	(823)	(8,174)	(2,155)	—	(2,155)
Non-GAAP cash cost of sales	$38,956	$1,616	$40,572	$31,107	$—	$31,107
Tons sold	515	26	541	420	—	420
Cash cost per ton sold	$76	$62	$75	$74	$—	$74

	Three months ended September 30, 2020
	Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total

Cost of sales	$35,689	$—	$35,689
Less: Adjustments to reconcile to Non-GAAP cash cost of sales
Transportation costs	(5,936)	—	(5,936)
Non-GAAP cash cost of sales	$29,753	$—	$29,753
Tons sold	430	—	430
Cash cost per ton sold	$69	$—	$69

	Year ended December 31, 2020			Year ended December 31, 2019
	Company	Purchased		Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total	Produced	Coal	Total

Cost of sales	$143,064	$2,439	$145,503	$153,172	$9,298	$162,470
Less: Adjustments to reconcile to Non-GAAP cash cost of sales
Transportation costs	(19,684)	(823)	(20,507)	(16,185)	(425)	(16,610)
Non-GAAP cash cost of sales	$123,380	$1,616	$124,996	$136,987	$8,873	$145,860
Tons sold	1,723	26	1,749	1,872	78	1,950
Cash cost per ton sold	$72	$62	$71	$73	$114	$75

We do not provide reconciliations of our outlook for cash cost per ton to cost of sales in reliance on the unreasonable efforts exception provided for under Item 10(e)(1)(i)(B) of Regulation S-K. We are unable, without unreasonable efforts, to forecast certain items required to develop the meaningful comparable GAAP cost of sales. These items typically include non-cash asset retirement obligation accretion expenses, mine idling expenses and other non-recurring indirect mining expenses that are difficult to predict in advance in order to include a GAAP estimate.

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